UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 20, 2006

Glowpoint, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	0-25940	77-0312442
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Long Avenue Hillside, NJ		07205
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (973) 282-2000

Not Applicable
-------------------------------------------------------------
(Former name or former address, if changed since last report)

ITEM 4.02.    NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On September 20, 2006, the Board of Directors of Glowpoint, Inc. (“Glowpoint” or the “Company”) concluded that Glowpoint will restate its previously issued restated financial statements for the year ended December 31, 2004, which appeared in the Company's Form 8-K filed on March 17, 2006, and its interim financial statements for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 appearing in Glowpoint's Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. In light of the restatement, Glowpoint's prior financial statements for those periods should no longer be relied upon. The required internal investigative work has been completed and management expects to proceed with filing reports in the near future.

The Company has been diligently working to issue all outstanding financial statements and begin filing current reports on a timely basis. In connection with this effort, current management initiated further research into tax and regulatory matters. This research caused the Company to review and revise certain assumptions and determinations relating to tax and regulatory matters. As a result of management's review to date, the Company has decided to restate the applicable financial statements in order to correctly allocate the potential tax and/or regulatory liability into the proper period.

The internal review process has been completed. The Company believes this restatement will increase the previously reported selling, general and administration (“SG&A”) expense and increase previously reported operating losses and net losses for the indicated fiscal and quarterly periods. Other than corrections to classifications resulting from the restatement, previously reported cash flows are not expected to be impacted. In addition, the Company's current cash position reported in the prior periods is not expected to be impacted.

On September 25, 2006, the Company issued a press release addressing those matters, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Board of Directors has discussed the matters associated with the restatement and disclosed in this current report on Form 8-K with Eisner LLP, the Company's independent public accounting firm.

ITEM 8.01.    OTHER EVENTS.

Item 4.02 and the information in the press release that is incorporated by reference under Item 4.02 above is also incorporated by reference into this Item 8.01.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d)                   Exhibits

        Exhibit  No.    Description

        Exhibit  99.1   Press release dated September 25, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOWPOINT, INC

Date: September 25, 2006	By:	/s/ Michael Brandofino
Michael Brandofino
Chief Executive Officer and President